Exhibit 99.3

Ford Motor Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended March 31, 2004 and 2003
(in millions, except per share amounts)

	First Quarter
	2004	2003
	(unaudited)
Sales and revenues
Automotive sales	$38,844	$34,159
Financial Services revenue	5,847	6,656

Total sales and revenues	44,691	40,815

Automotive interest income	117	148

Costs and expenses
Cost of sales	34,071	31,055
Selling, administrative and other expenses	5,691	6,039
Interest expense	1,842	1,957
Provision for credit and insurance losses	371	593

Total costs and expenses	41,975	39,644

Automotive equity in net income/(loss) of affiliated companies	56	21

Income/(loss) before income taxes	2,889	1,340
Provision for/(benefit from) income taxes	829	337

Income/(loss) before minority interests	2,060	1,003
Minority interests in net income/(loss) of subsidiaries	85	102

Income/(loss) from continuing operations	1,975	901
Income/(loss) from discontinued/held-for-sale operations	(23)	(5)

Net income/(loss)	$1,952	$896

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$1,952	$896

Average number of shares of Common and Class B Stock outstanding	1,832	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$1.08	$0.49
Income/(loss) from discontinued/held-for-sale operations	(0.01)	—

Net income/(loss)	$1.07	$0.49

Diluted income/(loss)
Income/(loss) from continuing operations	$0.95	$0.45
Income/(loss) from discontinued/held-for-sale operations	(0.01)	—

Net income/(loss)	$0.94	$0.45

Cash dividends	$0.10	$0.10